UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 15, 2017
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PFIZER INC.
(Exact name of registrant as specified in its charter)
_____________________________

Delaware	1-3619	13-5315170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
235 East 42nd Street New York, New York (Address of principal executive offices)		10017 (Zip Code)
Registrant's telephone number, including area code:
(212) 733-2323

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
     Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company  [   ]

    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act.   [   ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously reported by Pfizer Inc. (the “Company”) in a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2017 (the “Initial Form 8-K”), the Company announced that, effective January 1, 2018, Albert Bourla has been appointed Chief Operating Officer of the Company, John D. Young has been appointed Group President, Pfizer Innovative Health and Angela Hwang has been appointed Group President, Pfizer Essential Health.

At the time of the filing of the Initial Form 8-K, the Compensation Committee (the “Committee”) of the Board of Directors of the Company had not determined Mr. Bourla’s compensation in connection with his new role. This Current Report on Form 8-K/A is being filed as an amendment to the Initial Form 8-K to report that on December 15, 2017, the Committee approved an increase in Mr. Bourla’s annual base salary from $1,180,000 to $1,400,000 effective as of January 1, 2018 and a corresponding increase in his annual target cash incentive opportunity from $1,193,900 for 2017, which represents 100% of the salary midpoint for his 2017 salary grade, to $1,406,100 for 2018, which remains at 100% of the salary midpoint for his 2018 salary grade.

The Committee approved a Special Performance-Based Incentive Award for Mr. Ian Read, the Company’s Chairman and Chief Executive Officer. The award to Mr. Read consists of performance-based total shareholder return units (“PTSRUs”) with a grant date fair value of $8.0 million as of the date of grant, December 29, 2017. Mr. Read’s PTSRUs will settle on the fifth anniversary of the grant date (December 29, 2022) only if the award vests by meeting both of the following requirements: (a) Mr. Read remains continuously employed by the Company through March 31, 2019 (or such earlier time as determined by the Board of Directors) and he is either employed by the Company or is subject to and complies with a non-compete and non-solicitation agreement until March 31, 2021 and (b) the Company’s total shareholder return is at least 25% or higher on average for 30 consecutive trading days anytime within the five-year performance period (which ends on December 29, 2022).

In addition, the Committee approved a Special Performance-Based Incentive Grant to Mr. Young of PTSRUs with a grant date fair value of $2.0 million and a grant of restricted stock units (RSUs) with a grant date fair value of $2.0 million, both as of the date of grant, December 29, 2017. Mr. Young’s PTSRUs will settle on the fifth anniversary of the grant date (December 29, 2022) only if the award vests by meeting both of the following requirements: (a) Mr. Young remains continuously employed by the Company through the third anniversary of the grant date (December 29, 2020) and (b) the Company’s total shareholder return is at least 25% or higher on average for 30 consecutive trading days anytime within the five-year performance period. Mr. Young’s RSUs will vest one-third per year on the second, third and fourth anniversary of the grant date provided he is continuously employed through the respective anniversaries.

With regard to both Mr. Read’s and Mr. Young’s PTSRUs, the grant price will be the closing stock price on the date of grant, the settlement price will be the 20-day average of the closing prices of the Company’s common stock ending on the fifth anniversary of the date of grant and the settlement value will be delivered in shares of the Company’s common stock.

In addition, upon the death of the recipient, the service condition for the PTSRUs will be waived and the award will only vest and settle if the performance condition is met either before death or within the five-year term. Settlement will occur at the later of the participant’s death or the satisfaction of the performance condition. Upon termination without cause or long-term disability, the service condition will be waived (excluding the non-compete and non-solicitation provisions) and the award, if it meets the performance conditions, will settle on the fifth anniversary of the grant date.

SIGNATURE
Under the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the authorized undersigned.

PFIZER INC.

By: /s/ Margaret M. Madden Margaret M. Madden
Dated: December 21, 2017	Title: Senior Vice President and Corporate Secretary Chief Governance Counsel